NASB Financial, Inc.

                      NEWS RELEASE

Contact:  Keith B. Cox
          NASB Financial, Inc.
          12498 South 71 Highway
          Grandview, MO  64030
          Phone (816) 765-2200


FOR IMMEDIATE RELEASE:
NASB Financial, Inc. Announces Financial Results

     Grandview, Missouri (May 12, 2003) - NASB Financial, Inc. (NASDAQ: NASB) announced today net income for the quarter ended March 31, 2003, of $5,879,000 or $0.70 per share. This compares to net income of $5,055,000 or $0.60 per share for the quarter ended December 31, 2002, and compares to net income of $4,026,000 or $0.48 per share for the quarter ended March 31, 2002.
     Net income for the six months ended March 31, 2003, was $10,934,000 or $1.30 per share, compared to net income of $9,187,000 or $1.09 per share for the six months ended March 31, 2002.
     NASB Financial, Inc. is a unitary thrift holding company for North American Savings Bank, F.S.B. ("North American" or the "Bank"). North American operates five offices in greater Kansas City, Missouri and others in Harrisonville, St. Joseph, and Excelsior Springs, Missouri. The Bank also has loan origination offices in Lee's Summit, Springfield, St. Charles and St. Louis, Missouri as well as Overland Park and Leawood, Kansas. On December 19, 2002, NASB Financial, Inc. merger with Community Bancorp, Inc. As a result of the merger, NASB Financial, Inc. acquired assets of $109.9 million and assumed liabilities of $94.3 million.

                (Financial Highlights Schedule Attached)


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NASB Financial, Inc.
Financial Highlights
(Dollars in thousands, except per share data)

                                                 Three months ended              Six months ended
                                        -------------------------------------  -----------------------
                                          3/31/03      12/31/02      3/31/02     3/31/03      3/31/02
                                        -------------------------------------  -----------------------
EARNINGS DATA:
Net interest income                    $   11,818       11,751        9,625       23,569       18,765
Provision for loan losses                      42           18          150           60          491
Non-interest income                         4,092        2,325        2,262        6,416        7,322
Non-interest expense                        6,309        5,842        5,084       12,151       10,566
Income tax expense                          3,680        3,161        2,627        6,840        5,843
                                           -------      -------      -------      -------      -------
   Net income                          $    5,879        5,055        4,026       10,934        9,187
                                           =======      =======      =======      =======      =======

FINANCIAL CONDITION DATA:
Total assets                           $ 1,112,569    1,106,750      930,643    1,112,569      930,643
Total loans and mortgage-backed
  and related securities                 1,005,600    1,029 042      859,948    1,005,600      859,948
Customer deposit accounts                  657,000      617,930      567,643      657,000      567,643
Stockholders' equity                       117,567      113,249      100,780      117,567      100,780


FINANCIAL RATIOS AND PER SHARE DATA:
Book value per share                   $     13.93        13.42        11.98        13.93        11.98
Earnings per share                            0.70         0.60         0.48         1.30         1.09
Cash dividends paid per share                 0.17         0.15         0.15         0.32        0.275


Return on assets (annualized net income
  divided by total average assets)           2.12%        1.94%        1.67%        2.09%        1.93%

Return on equity (annualized net income
  divided by average stockholder's equity)  20.38%       18.16%       16.09%       19.27%       18.72%


Weighted average shares outstanding      8,438,653    8,425,299    8,412,887    8,433,041    8,460.142

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